STOCK PURCHASE AGREEMENT

      AGREEMENT dated April 13, 2006, between Bartly J. Loethen of 730 West Randolph, 6th Floor, Chicago, IL 60661 (hereinafter referred to as the "Buyer") and Norm and Nicole Funk of 15030 58th Ave., Unit 30, Surrey British Columbia, CANADA V3S 9G3 (hereinafter collectively the "Sellers"), stockholders of Aerobic Creations, Inc., a Nevada corporation (hereinafter the "Company").

	This Agreement sets forth the terms and conditions upon which the Sellers are today selling to the Buyer, and the Buyer is today purchasing from the Sellers a total of 1,000,000 (500,000 from each Seller) restricted shares of common stock (the "Shares"), $0.001 par value per share, of the Company.
In consideration of the mutual agreement contained herein, the parties hereby agree as follows:

I.  SALES OF THE SHARES.

		1.01	Shares being Sold.  Subject to the terms and conditions of
this Agreement, the Sellers are selling, assigning, and delivering the Shares to the Buyer at the closing provided for in Section 1.03 hereof
(the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

		1.02	Consideration.  At the Closing, the Buyer is delivering to
the Seller a good funds in the amount of US$75,000.00 which will be delivered to the Escrow Agent.

		1.03	Closing.  The Closing of the transactions provided for in
this Agreement is taking place on or before April 14, 2006 at 4190 Bonita Road, Suite 205, Bonita, CA 91902.

		1.04	Escrow.  The Buyer will deliver to Batcher Zarcone & Baker,
LLP, to the attention of Karen Batcher, as escrow agent ("Escrow Agent"), the sum of US$75,000.00.  Concurrently therewith the Sellers will deliver to
Escrow Agent duly endorsed stock certificates representing 1,000,000
"non-restricted" shares of common stock (the "Shares").  Upon receipt of the aforementioned from both parties, Escrow Agent will deliver the Shares to Buyer and Escrow Agent will deliver US$75,000.00.  In the event either party fails to deposit their respective money and Shares by April 14, 2006, this agreement will terminate.

II.  RELATED TRANSACTIONS.

		2.01	  Finder, Lawyer.  There are no finders with respect to the
transaction contemplated herein.

III.  REPRESENTATIONS AND WARRANTIES BY THE SELLER.

	The Seller hereby represents and warrants to the Buyer that to the best of the Sellers' knowledge, with the intent that the Buyer will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:

		3.01	Organization, Capitalization, etc.

		(a)  The Company is a corporation duly organized, validly existing,
		and in good standing under the laws of the state of Nevada, and is
		qualified in no other state.

		(b) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value per share, 1,800,000 of which are validly issued and outstanding, fully paid and non-assessable. All of the shares owned by the Sellers are owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature. The Sellers have the unqualified right to sell, assign, and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. The Buyer acknowledges that the Shares being acquired from the Sellers are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the "Act").

		(c) The Company has the corporate power and authority to carry on its business as presently conducted.

		3.02	No Violation.  Neither the execution and delivery of this
		Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound.

		3.03	Affiliate Shares.  The Certificates representing the Shares
		delivered pursuant to this Agreement are owned by affiliates of the
		Company and as such, certain trading restrictions such as those
		imposed under Rule 144 of the Act or Regulation S promulgated under
		the Act are applicable to the Shares.

IV.  REPRESENTATIONS AND WARRANTIES BY THE BUYER.

		The Buyer hereby represents and warrants to the Sellers that to the best of the Buyer's knowledge, with the intent that the Sellers will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:

		4.01	Representations Regarding the Acquisition of the Shares.

		(a)  The undersigned Buyer understands that the Shares have not been
		registered with the United States Securities and Exchange Commission
		or any state or foreign securities agencies;

		(b) The Buyer is not an underwriter and is acquiring the Sellers' Shares solely for investment for the account of the Buyer and not with a view to, or for, resale in connection with any distribution within the meaning of the federal securities act, the state securities acts or any other applicable laws;

		(c) The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that the Shares are suitable and consistent with his or her investment program and that his or her financial position enables him or her to bear the risks of this investment; and that there may not be any public market for the Shares subscribed for herein;

		(d) The Shares subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, without the express prior written consent of the Company and/or the prior opinion of legal counsel that is reasonably acceptable to the Company that such disposition will not violate federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, gifting, and any form of conveying, whether voluntary or not;

		(e) To the extent that any federal, and/or state securities laws shall require, the Buyer hereby agrees that any Shares acquired pursuant to this Agreement shall be without preference as to assets;

		(f)  Neither the Company nor the Sellers are under an obligation to
		register or seek an exemption under any federal, state or foreign
		securities acts for any stock of the Company or to cause or permit
		such stock to be transferred in the absence of any such
		registration or exemption and that the Buyer herein must hold such
		stock indefinitely unless such stock is subsequently registered
		under any federal and/or state securities acts or an exemption from
		registration is available;

		(g) The Buyer represents that he is sophisticated and has had the opportunity to ask questions of the Company and the Sellers and receive additional information from the Company and the Sellers to the extent that the Company and the Sellers possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given or has had access to: (1) all material books and records of the Company; (2) all material contracts and documents relating to the Company and this proposed transaction; and (3) an opportunity to question the Sellers and the appropriate executive officers of the Company.

		(h) The Buyer has satisfied the suitability standards imposed by the laws of his/her/its domicile.

V.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

		5.01	Survival of Representations.  All representations,
		warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party for a period not to exceed 180 days.

		5.02	Indemnification.  The Sellers agree to indemnify the Buyer
		and hold him harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees) in excess of $1,000.00 in the aggregate, imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, or warranty of the Sellers. Assertion by a party to their right to indemnification under this Section 5.02 shall not preclude the assertion by the parties of any other rights or the seeking of any other remedies against the opposing party.

VI.  MISCELLANEOUS.

		6.01	Expenses.  All fees and expenses incurred by the Buyer and
		Sellers in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.

            	6.02 Further Assurances. From time to time, at the Buyer's request and without further consideration, the Sellers, at the Buyer's expense, will execute and transfer such documents and will take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

        	6.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

            	6.04 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

            	6.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

        	6.06 Governing Law. The situs of this Agreement is San Diego, California, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the State of California.

		6.07 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

		If to the Sellers:	Nicole Funk
					15030 58th Ave., Unit 30
					Surrey,   BC V3S 9G3
					CANADA

					Norm Funk
					15030 58th Ave., Unit 30
					Surrey,   BC V3S 9G3
					CANADA


		If to the Buyer:	Bartly J. Loethen
					730 West Randolph, 6th Floor
					Chicago, IL 60661

            	6.08 Effect. In the event any portion of this Agreement is deemed to benull and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

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		6.09 Counterparts.  This Agreement may be executed simultaneously in
		several counterparts, each of which shall be deemed an original,
		but all of which together shall constitute one and the same
		instrument.


	IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the
	Seller and the Buyer, on the date first above written.


BUYER:

	/s/ Bartly Loethen

Bartly J. Loethen




SELLERS:

	/s/ Nicole Funk

Nicole Funk

	/s/ Norm Funk

Norm Funk



Acknowledged by
ESCROW AGENT

BATCHER ZARCONE & BAKER, LLP


		/s/ Karen Batcher
By:
	Karen A. Batcher